News Release Release




FOR IMMEDIATE RELEASE                                  Contact:  Mark A. Foltz
                                                               (913) 859-0055


TRANSFINANCIAL ANNOUNCES ADOPTS STOCKHOLDER RIGHTS PLAN

LENEXA, KANSAS, July 15, 1998 - TransFinancial Holdings, Inc. (ASE: TFH) today announced that at a meeting of its Board of Directors on July 14, 1998, the Board adopted a Stockholder Rights Plan by declaring a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of TransFinancial Common Stock.

The Stockholder Rights Plan was adopted by the Board of Directors in part in response to the announcement by TJS Partners, L.P. ("TJSP") of its intention to increase its beneficial ownership of shares of Common Stock of the Company to approximately 35% of outstanding shares and to solicit the written consent of stockholders to remove the existing Board of Directors (other than Larry Crouse) and replace the Board with designees of TJSP. The Board of Directors has determined that the proposed takeover of the Company by TJSP is not in the best interests of the Company and its stockholders.

Under the Stockholder Rights Plan, Rights will be issued on July 27, 1998 to stockholders of record as of that date and will expire in ten years, unless earlier redeemed or exchanged by the Company. The distribution of Rights is not taxable to the Company or the stockholders. Because the Rights will not be initially exercisable and will trade with the Company's common stock, separate certificates will not be provided at this time.
The Rights will be exercisable only if a person or entity is an "Acquiring Person" (as defined in the Plan) or announces a tender offer, the consummation of which would result in any person or group becoming an "Acquiring Person." Each Right will initially entitle the holder to purchase one one-hundredth of a newly issued share of Series A Preferred Stock of the Company at an exercise price of $50.00. If, however, a person or group becomes an "Acquiring Person", each Right will entitle its holder, other than an Acquiring Person and its affiliates, to purchase, at the Right's then current exercise price, a number of shares of the Company's common stock having a market value of twice the Right's exercise price.

In addition, if after a person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, each Right will entitle its holder, other than an Acquiring Person and its affiliates, to purchase, at the Right's then current exercise price, a number of shares of the acquiring company's common stock having a market value at the time of twice the Right's exercise price.


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Under the Stockholder Rights Plan, an "Acquiring Person" is any person or entity which, together with any affiliates or associates, beneficially owns 15% or more of the shares of Common Stock of the Company then outstanding. The Stockholder Rights Plan contains a number of exclusions from the definition of Acquiring Person. The Stockholders Rights Plan will not apply to a Qualifying Offer, which is a cash tender offer to all stockholders satisfying certain conditions set forth in the Plan.
Under the Stockholder Rights Plan, none of TJS Partners, L.P. or its affiliates or associates is deemed to beneficially own shares of Common Stock owned by members of the Crouse family solely as a result of the Stock Purchase Agreement dated June 30, 1998 by and among TJS Partners, L.P. and certain members of the Crouse family. However, the exclusion in the Stockholder Rights Plan does not apply to the purchase of shares from members of the Crouse family pursuant to the Stock Purchase Agreement or to any amendment or modification of the Stock Purchase Agreement or any other agreement entered into by any of the parties.

The Company's Board of Directors may redeem the Rights at any time prior to a person or entity becoming an Acquiring Person. Under the Stockholders Rights Plan, for a period of one-hundred eighty (180) days after July 14, 1998, and for a period of one-hundred eighty (180) days after the time any Person becomes an Acquiring Person, the Board of Directors may redeem the rights or take any other action with respect to the Rights only if a majority of the members of the Board of Directors are Continuing Directors (as defined in the Plan) and the action is approved by a majority of such Continuing Directors.

TransFinancial is a holding company with businesses in transportation and financial services. Its common stock is traded on the American Stock Exchange under the trading symbol "TFH".